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                                                                      EXHIBIT 21

As of December 31, 2002, the registrant owned 100% the following subsidiary:

Parentech, Inc. (Formerly Premier Classic Acquisition Corporation) (1) Organized in the State of Delaware

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(1)      On January 16, 2003, Parentech, a 100% owned subsidiary of Premier
         Classic Art, Inc. (Premier), merged into Premier, and pursuant to such merger, Premier's name was changed to "Parentech, Inc."